Exhibit 4.16


         AMENDMENT TO NOTE AND GUARANTEE AGREEMENT

     THIS AMENDMENT (this "Amendment") dated as of August 8, 2003, to the Note Agreement referenced below, is by and among CNF Inc., a Delaware corporation (the "Company"), CNF Transportation Inc. Thrift and Stock Trust (the "Trust") and the noteholders identified on the signature pages hereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Note Agreement.

                     W I T N E S S E T H

     WHEREAS, the Trust has issued 6.00% Senior CNF Plan Guaranteed Notes due January 1, 2006 (the "Notes") pursuant to that Note and Guaranty Agreement dated as of July 1, 1999 (as amended, modified and supplemented from time to time, the "Note Agreement"), among the Company, the Trust and the noteholders party thereto (the "Noteholders"); and

     WHEREAS, the company has requested certain modifications o the Note Agreement and the Required Holders have agreed to such modifications on the terms and conditions set forth herein.

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Note Agreement is hereby amended in the following respects:

     (a)  In Schedule B of the Note Agreement, the definitions of
          "Consolidated Net Income Available for Fixed Charges,"
          "Consolidated Net Worth" and "GAAP" are amended to read as follows:

          "Consolidated Net Income Available for Fixed
          Charges" means, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) income tax expense to the extent deducted in the determination of Consolidated Net Income for such period, plus (iii) depreciation and amortization expense or allowances and other non-cash expenses to the extent deducted in the determination of Consolidated Net Income for such period
          (including, without limitation, charges associated with any writedown of goodwill pursuant to FAS
          142), plus (iv) Consolidated Fixed charges for such period to the extent deducted in the determination of Consolidated Net Income for such period.

          "Consolidated Net Worth" means, at any time, the consolidated shareholders' equity of the Company and its Subsidiaries determined as of such time in accordance with GAAP, but excluding the effect of
          (i) any write-down of goodwill pursuant to FAS 142 and (ii) any charge taken to other comprehensive income (equity) in connection with the minimum pension liability adjustment required under GAAP in connection with the Company's and its Subsidiaries' defined pension plans.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America; provided that, if the Company notifies the Required Holders that the Company wishes to amend any covenant in Section 10 hereof (or any definition hereof) to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant or definition, then the Company's compliance with such covenant or the meaning of such definition shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either notice is withdrawn or such covenant is amended in a manner satisfactory to the company and the Required Holders.

     (b) Section 20 of the Note Agreement is amended by adding the following new sentence to the end thereof;

          "Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law."

2. Conditions Precedent. This Amendment shall be effective as of the date hereof upon receipt by the Company of multiple counterparts of this Amendment executed by the Company, the Trust and the Required Holders.

3. No Other Changes. Except as expressly modified hereby, all of the terms and provisions of the Note Agreement shall remain in full force and effect.

4. Counterparts/Telecopy. This Amendment may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

5. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.


                  [Signature Pages Follow]



IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

COMPANY:                      CNF INC., a Delaware corporation

                              By:
                              Name:
                              Title:







TRUST: CNF TRANSPORTATION INC. THRIFT AND STOCK TRUST, acting by and through T. Rowe Price Trust
                              Company, not
                              in its individual capacity,
                              but solely as directed trustee
                              under the CNF Plan Documents
                              referred to in the Note
                              Agreement

                              By:  T. Rowe Price Trust
                               Company, as Directed Trustee

                              By:
                              Name:
                              Title:



NOTEHOLDERS:                  U.S. BANK NATIONAL ASSOCIATION

                              By:
                              Name:
                              Title:


                              MASSACHUSETTS MUTUAL LIFE
                              INSURANCE COMPANY

                              By:
                              Name:
                              Title:



                              CM LIFE INSURANCE COMPANY

                              By:
                              Name:
                              Title:


                              SUN LIFE ASSURANCE COMPANY OF
                              CANADA

                              By:
                              Name:
                              Title: